Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES INCREASE IN QUARTERLY DISTRIBUTION

Monday, January 16, 2017	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.71 per unit for the period from September 1, 2016 through December 31, 2016, representing a $0.01 increase over the previous quarter. The distribution is payable on February 8, 2017 to unitholders of record on January 31, 2017.

“Our latest quarterly distribution represents our fifth consecutive increase, representing total distribution growth of approximately 6% over the past year,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Contact:	Frederick W. Boutin, CEO Robert T. Fuller, CFO 303-626-8200

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com